Exhibit 10.1.6
FIFTH AMENDING AGREEMENT
TO THE CERAMIC PROTECTION CORPORATION
CREDIT AGREEMENT
DATED SEPTEMBER 21, 2004
THIS FIFTH AMENDING AGREEMENT is made effective as of January 4, 2008,
BETWEEN:
CERAMIC PROTECTION CORPORATION
(the “Borrower”)
- and -
CANADIAN IMPERIAL BANK OF COMMERCE
(“CIBC”)
PREAMBLE:
A.	Pursuant to the Credit Agreement dated September 21, 2004, as amended by the First Amending Agreement dated May 25, 2006, the Second Amending Agreement dated March 8, 2007, the Third Amending Agreement dated September 12, 2007, and the Fourth Amending Agreement dated November 14, 2007, between the Borrower and CIBC (collectively, the “Credit Agreement”), CIBC agreed to provide to the Borrower, inter alia, the Credit Facilities.

B.	The parties hereto wish to amend the Credit Agreement on the terms and conditions herein provided.
AGREEMENT:
          In consideration of the premises, the covenants and the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged between the parties, the parties hereto agree as follows:
1.	Definitions. Capitalized terms used in this Fifth Amending Agreement will, unless otherwise defined herein, have the meanings attributed to such terms in the Credit Agreement, as amended hereby.

2.	Amendment Date. Unless otherwise indicated, the amendments contained herein shall be effective as of the date of this Fifth Amending Agreement (the “Amendment Date”).

3.	Amendments. Subject to completion of the deliveries set out in Section 6 below and effective as of the Amendment Date, the Credit Agreement is amended as follows:
(a)	Section 3.6(b)(ii)(B) of the Credit Agreement shall be deleted and replaced with the following:

“(B) Scheduled U.S. Principal Repayments. Beginning on August 1, 2006, and quarterly thereafter on each November 1, February 1, May 1 and August 1, until and including November 1, 2007, the Borrower shall make quarterly principal repayments of the U.S. Term Loan in the amount of U.S. $2,000,000.”
(b)	A new Section 3.8(e) is hereby added to the Credit Agreement as follows:

“3.8(e) As a further mandatory prepayment of the Aggregate Principal Amount under the Term Loan and/or the U.S. Term Loan (in inverse order of maturity), the Borrower shall pay to the Agent on behalf of the Lenders $5,000,000 on or before March 7, 2008.”

(c)	The table immediately following Section 3.11(a)(v) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
January 4, 2008 to January 31, 2008

Prime/US Base Rate	Commercial
Margin	Letters of Credit	Standby Fee
300 bps	300 bps	40 bps
(d)	The table immediately following 3.11(b)(iv) shall be deleted and replaced with the following:
January 4, 2008 to January 31, 2008
Prime/US Base Rate Margin
350 bps
(e)	As at February 1, 2008, the Prime/US Base Rate Margins and the Commercial Letters of Credit Margin in the tables immediately following Sections 3.11(a)(v) and 3.11(b)(iv) shall increase by 50 bps to 350 bps and 400 bps respectively.

(f)	As at March 1, 2008, the Prime/US Base Rate Margins and the Commercial Letters of Credit Margin in the tables immediately following Sections 3.11(a)(v) and 3.11(b)(iv) shall further increase by 50 bps to 400 bps and 450 bps respectively.

(g)	A new Section 3.1l(f) is hereby added to the Credit Agreement as follows:

“3.11(f) U.S Base Rate and Canadian Prime Rate Loans. Notwithstanding anything else contained herein, Advances made under the Extendible Revolving

Loan, the Term Loan, and the U.S. Term Loan shall only be by Canadian Prime Rate Loan or U.S. Base Rate Loan.”

(h)	Section 14.1(j) of the Credit Agreement is hereby amended by deleting the “.” and adding the following at the end thereof:

“, and will provide the Agent with updates satisfactory to the Agent acting reasonably on its process, prospects, terms, and the prospective parties through which the Borrower intends to refinance the Indebtedness hereunder.”

(i)	Section 14.1(l) of the Credit Agreement is hereby amended by deleting the “.” and adding the following at the end thereof:

“, until the Debt to EBITDA Ratio is less than 2.00 to 1.00, after which time the Borrower will furnish to the Lender a Borrowing Base Certificate on the last day of every month.”

(j)	A new Section 14.1(y) is hereby added to the Credit Agreement as follows:

“(y) The Borrower will complete and provide the Agent with evidence satisfactory to the Agent acting reasonably that:
(i) the prospectus in connection with an issuance of new equity or Subordinated Debt (on terms satisfactory to the Agent in its sole discretion) with net proceeds to the Borrower equal to or greater than $10,000,000, was filed on or before February 15, 2008;
(ii) marketing efforts towards the issuance of the new equity referred to in Section 14.1(y)(i), if applicable, commenced on or before February 20, 2008; and
(iii) the Borrower completed either the issuance of new equity or Subordinated Debt described in Section 14.1(y)(i) above, on or before March 7, 2008.”
(k)	The definition of “Current Liabilities” in Schedule A to the Credit Agreement is hereby deleted and replaced with the following:

““Current Liabilities” means all liabilities of the Borrower on a consolidated basis which under GAAP would be classified as current liabilities, excluding, to the extent included therein, all Indebtedness outstanding under the Term Loan or the U.S. Term Loan.”

(l)	The definition of “Revolving Loan Termination Date” in Schedule A to the Credit Agreement is hereby deleted in its entirety and replaced with the following:

““Revolving Loan Termination Date” means March 31, 2008.”

(m)	The definition of “Term Loan Termination Date” in Schedule A to the Credit Agreement is hereby deleted in its entirety and replaced with the following:

““Term Loan Termination Date” means March 31, 2008.”

(n)	The definition of “U.S. Loan Termination Date” in Schedule A to the Credit Agreement is hereby deleted in its entirety and replaced with the following:

““U.S. Term Loan Termination Date” means March 31, 2008.”

(o)	Any formatting, cross-referencing or other changes that are required to be made in the Credit Agreement as a result of the amendments in this Fifth Amending Agreement are hereby agreed to be made and the Credit Agreement, as amended by this Fifth Amending Agreement, shall be read as if such changes have been made.
4.	Waiver. Subject to completion of the deliveries set out in Section 6 below, the Agent and Lenders hereby waive compliance with Section 14.2(a) of the Credit Agreement for the period ending December 31, 2007.

5.	Borrower’s Acknowledgement. The Borrower acknowledges that the Security previously granted to CIBC by it under or in connection with the Credit Facilities, the Credit Agreement, or otherwise, continues in full force and effect, without in any way impairing or derogating from any of the mortgages, pledges, charges, assignments, security interests and covenants therein contained or thereby constituted, as continuing security for the Indebtedness under the Credit Agreement and any other indebtedness from time to time owed by the Borrower to CIBC.

6.	Deliveries by the Borrower. The Borrower shall deliver or cause to be delivered to CIBC the following items, and this Fifth Amending Agreement is only effective upon the receipt thereof by CIBC:
(a)	a fully executed copy of this Fifth Amending Agreement;

(b)	a certificate of status in respect of the Borrower and each Material Subsidiary dated as of the Amendment Date;

(c)	payment of an amendment fee of $100,000 and all other fees and expenses payable to CIBC and the Lenders under the Credit Agreement; and

(d)	such other documents as the Agent may reasonably request on behalf of the Lenders.
7.	Representations and Warranties. The Borrower agrees with and confirms to CIBC that as of the Amendment Date and after giving effect to the waivers and amendments contained herein, each of the representations and warranties listed in Section 13.1 of the Credit Agreement is true and accurate in all material respects. In addition, the Borrower hereby represents and warrants as at the Amendment Date that:

(a)	pursuant to the issuance of convertible debentures dated February 5, 2008, copies of which are attached hereto as Exhibit “1”, the Borrower obtained Subordinated Debt in an amount greater than or equal to $4,500,000; and

(b)	the Borrower completed the Force One Acquisition on January 7, 2008, at a purchase price equal to or less than $2,400,000 and has provided CIBC with copies of all material documentation and due diligence materials relating thereto.
8.	Continuing Effect. Each of the parties hereto acknowledges and agrees that the Credit Agreement, as amended by this Fifth Amending Agreement, and all other documents entered into in connection therewith, will be and continue in full force and effect and are hereby confirmed and the rights and obligations of all parties thereunder will not be effected or prejudiced in any manner except as specifically provided herein.

9.	Further Assurance. The Borrower will from time to time forthwith at CIBC’s request and at the Borrower’s own cost and expense make, execute and deliver, or cause to be done, made, executed and delivered, all such further documents, financing statements, assignments, acts, matters and things which may be reasonably required by CIBC and as are consistent with the intention of the parties as evidenced herein, with respect to all matters arising under this Fifth Amending Agreement.

10.	Expenses. The Borrower will be liable for all expenses of CIBC including, without limitation, reasonable legal fees (on a solicitor and his own client full indemnity basis) and other out-of-pocket expenses in connection with the negotiation, preparation, establishment, operation or enforcement of the Facilities and of this Fifth Amending Agreement (whether or not consummated) by CIBC.

11.	Counterparts. This Fifth Amending Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which when executed and delivered will be deemed to be an original, but all of which when taken together constitutes one and the same instrument. Any party hereto may execute this Fifth Amending Agreement by signing any counterpart.
          IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amending Agreement to be duly executed by their respective authorized officers as of the date and year first above written.

CERAMIC PROTECTION CORPORATION		CANADIAN IMPERIAL BANK OF COMMERCE

Per:	/s/ Stephen Giordanella	Per:	/s/ Ian MacInnis

Name:	Stephen Giordanella	Name:	Ian MacInnis
Title:	Chief Executive Officer	Title:	Authorized Signatory

Per:	/s/ Randall Paulfus	Per:	/s/ Jonathan Seitz

Name:	Randall Paulfus	Name:	Jonathan Seitz
Title:	Chief Financial Officer	Title:	Authorized Signatory

          THIS FIFTH AMENDING AGREEMENT is consented to by each of the Material Subsidiaries of the Borrower, as guarantors, who confirm that each of their respective guarantees continue to support the obligations of the Borrower under the Credit Agreement, as amended by this Fifth Amending Agreement, as duly indicated below.
          EFFECTIVE as of the date and year first noted above.

CERAMIC PROTECTION		CPC HOLDING CORPORATION OF
CORPORATION OF AMERICA		AMERICA

By:	/s/ Stephen Giordanella	By:	/s/ Stephen Giordanella

Name	Stephen Giordanella	Name	Stephen Giordanella
Title:	Chief Executive Officer	Title:	Chief Executive Officer

By:	/s/ Randall Paulfus	By:	/s/ Randall Paulfus

Name:	Randall Paulfus	Name:	Randall Paulfus
Title:	Chief Financial Officer	Title:	Chief Financial Officer

PROTECTIVE PRODUCTS
INTERNATIONAL CORP.

By:	/s/ Stephen Giordanella

Name:	Stephen Giordanella
Title:	Chief Executive Officer

By:	/s/ Randall Paulfus

Name:	Randall Paulfus
Title:	Chief Financial Officer